UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 27, 2011 (July 26, 2011)

Commission File Number 0-8084

Connecticut Water Service, Inc.

(Exact name of registrant as specified in its charter)

Connecticut (State or other jurisdiction of incorporation or organization)	06-0739839 (I.R.S. Employer Identification No.)

93 West Main Street, Clinton, CT (Address of principal executive office)	06413 (Zip Code)

(860) 669-8636
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                     Entry into a Material Definitive Agreement

Stock Purchase Agreement

On July 26, 2011, Connecticut Water Service, Inc., a Connecticut corporation (the “Company”) entered into a Stock Purchase Agreement (the “Agreement”) with Aqua America, Inc., a Pennsylvania corporation (the “Seller”), regarding the sale to the Company of the Seller’s subsidiary, Aqua Maine, Inc. (“Aqua Maine”).   Aqua Maine is based in Rockport, Maine, and serves approximately 16,000 customers across fifteen (15) public water systems across the state owned or managed by Aqua Maine.  The transaction is subject to regulatory and other specified approvals set forth in the Agreement and is expected to be consummated during the first quarter of 2012.  As soon as practicable after the closing, Aqua Maine will be renamed and will become a direct, wholly-owned subsidiary of the Company.

Under the Agreement, the Company has agreed to purchase, and the Seller has agreed to sell, all of the issued and outstanding shares of capital stock of Aqua Maine for a total cash purchase price of approximately $35.8 million, which amount is subject to adjustment at the closing (as adjusted, the “Purchase Price”) to account for: (a) the difference, if any, between the amount of final working capital of Aqua Maine determined as of the closing and Aqua Maine’s estimated working capital as specified in the Agreement; and (b) a cash payment, if required, from the Company to the Seller in the event that a pension funding differential exists between (i) the value of the assets and liabilities attributable to the accumulated benefits for the employees of Aqua Maine which are transferred from the pension plan of the Seller to the pension plan of the Company at the Closing; and (ii) the fair value of such assets and liabilities recorded on the financial statements of the Seller.

The Agreement contains customary representations and warranties regarding Aqua Maine, its business and operations and related matters.  The Agreement also contains customary provisions regarding the survival of the Seller’s representations and warranties following the closing and customary affirmative and negative covenants with respect to the conduct of Aqua Maine’s business prior to the closing.  In addition, the parties have agreed to indemnify each other for certain specified liabilities.

The obligation of the parties to complete the purchase and sale of Aqua Maine is subject to the satisfaction or waiver on or prior to the closing of certain conditions, including the receipt of all necessary consents or approvals, including a final order of the Maine Public Utility Commission approving the transaction.  In addition, the obligation of the Company to complete the transaction is subject to the receipt of any financing that the Company determines is necessary or desirable in order for it to consummate the transactions contemplated by the Agreement (the “Company Financing Condition”).   In the unlikely event that the Company is unable to satisfy the Company Financing Condition prior to the closing, and the Seller elects not to provide the financing itself, then the Seller shall have the right to terminate the Agreement and the Company shall be obligated to pay the Seller a fee in the amount of $2,000,000 in cash, as liquidated damages.

The above summary of the material terms of Agreement is qualified in its entirety by the complete copy of the Agreement, which is attached hereto as Exhibit 2.1 and is hereby incorporated by reference.

Item 8.01                     Other Events

News Release

On July 27, 2011, the Company issued a press release describing the Company’s planned acquisition of Aqua Maine.

A copy of the Company’s press release dated July 27, 2011 is filed herewith as Exhibit 99.1 and is hereby incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits

The following are filed herewith as exhibits hereto:

(d)           Exhibits

2.1	Stock Purchase Agreement between Connecticut Water Service, Inc. and Aqua America, Inc., dated July 26, 2011, is filed herewith.
99.1	Company press release regarding the Company’s acquisition of Aqua Maine, Inc., dated July 27, 2011, is filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CONNECTICUT WATER SERVICE, INC. a Connecticut corporation
Date: July 27, 2011	By: /s/ David C. Benoit David C. Benoit Title: Vice President – Finance and Chief Financial Officer